UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________________________
FORM 8-K
_________________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 20, 2023
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SOUNDHOUND AI, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-40193	85-1286799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5400 Betsy Ross Drive Santa Clara, CA	95054
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 441-3200
(Former name or former address, if changed since last report)
_________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	SOUN	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment	SOUNW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On or around January 20, 2023 (the “Closing Date”), SoundHound AI, Inc. (the “Company”) entered into Preferred Stock Purchase Agreements (the “Purchase Agreements”) with certain investors (the “Investors”) pursuant to which the Company issued and sold to the Investors an aggregate of 835,011 shares of its newly designated Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) for an aggregate issue price of approximately $25 million (the “Transaction”). Refer to Item 3.03 of this Current Report on Form 8-K for more information regarding the terms of the Series A Preferred Stock, including terms of conversion into shares of the Company’s Class A common stock (the “Common Stock”).

The Purchase Agreements contain customary representations, warranties and covenants. The shares of Series A Preferred Stock were issued and sold in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), as described further in Item 3.02 of this Current Report on Form 8-K. The Company does not intend to register the shares of Series A Preferred Stock or the underlying Common Stock for resale under the Securities Act.

The foregoing is only a brief description of the Purchase Agreements, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Purchase Agreements, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.02 Results of Operations and Financial Condition.

On January 24, 2023, the Company issued a press release announcing, among other things, the Transaction, certain business updates and certain preliminary unaudited financial and other results for its fourth quarter of 2022 and fiscal year 2022. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

These preliminary unaudited financial and other results are subject to revision in connection with the Company’s financial closing procedures, including the Company’s audit committee’s reviews, and finalization of the Company’s consolidated financial statements for the year ended December 31, 2022. During the preparation of the Company’s consolidated financial statements and related notes and the completion of the audit for the year ended December 31, 2022, additional adjustments to the preliminary estimated financial information presented above may be identified. Actual results for the periods reported may differ from these preliminary results.

The information contained in this Item 2.02, including the accompanying Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filings, unless expressly incorporated by specific reference in such filing.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02.

The Company issued and sold the Series A Preferred Stock in reliance on the exemption from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder. In connection with its execution of the Purchase Agreements, the Investors represented to the Company that they are each an “accredited investor” as defined in Regulation D under the Securities Act and that the shares of Series A Preferred Stock to be purchased by each of them will be acquired solely for its own account and for investment purposes and not with a view to future sale or distribution. The issuance and sale of the shares of Series A Preferred Stock, including any shares of Common Stock underlying the Preferred Stock, have not been registered under the Securities Act or the securities laws of any other jurisdiction, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 3.03 Material Modifications to Rights of Security Holders.

On January 20, 2023, in connection with the Transaction, the Company filed a Certificate of Designations of Preferences, Rights and Limitations of the Series A Preferred Stock with the Secretary of State of the State of Delaware (the “Certificate of Designations”), designating 1,000,000 shares of Series A Preferred Stock with an original issue price of $30.00 per share, which became effective with the Secretary of State of the State of Delaware upon filing.

The Series A Preferred Stock is entitled to dividends payable as an increase in the Liquidation Preference (as defined in the Certificate of Designations) for such share at the rate of 14% per annum, accreting semi-annually to Liquidation Preference on January 1 and July 1 of each year, beginning on the first such date after the filing of the Certificate of Designations (the “PIK Dividends”). The Liquidation Preference per share of Preferred Stock is initially equal to the original issue price per share. The Company may also elect to pay any dividend in cash in lieu of accretion to Liquidation Preference if permitted under the agreements and instruments governing its outstanding indebtedness at such time. The Series A Preferred Stock will also be entitled to customary dividends and distributions when and if paid on shares of Common Stock, subject to restrictions under agreements or instruments governing the Company’s indebtedness.

Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, at any time on or after May 2, 2023 into such number of shares of Common Stock equal to the Liquidation Preference per share at the time of conversion divided by $1.00 (the “Conversion Price”) (the “Conversion Ratio”). In addition, each share of Series A Preferred Stock will automatically convert into shares of Common Stock at the Conversion Ratio on or after January 20, 2024 if and when the daily volume-weighted average closing price per share of Common Stock is at least 2.5 times the Conversion Price for each of any 90 trading days during any 120 consecutive trading day period, which 120-trading day period may commence (but may not end) prior to January 20, 2024. While the shares of Series A Preferred Stock issued on the Closing Date on an as-converted to Common Stock basis represents approximately 15% of the total shares of common stock outstanding prior to the Transaction (including shares of Class B Common Stock), as a result of the PIK Dividends that accumulate over time, the maximum potential issuance of shares of Common Stock upon conversion of Series A Preferred Stock may exceed 20% of the total shares of common stock outstanding (including shares of Class B Common Stock). As a result, to comply with applicable listing rules of The Nasdaq Stock Market LLC (“Nasdaq”), stockholders holding the majority of the voting power of the Company’s outstanding Common Stock approved the issuance of any Common Stock from time to time upon conversion of the Series A Preferred Stock that would equal 20% or more of the total shares of Common Stock outstanding (including shares of Class B Common Stock) or that would result in a change of control (as defined in Nasdaq listing rules). Such stockholders also approved the issuance and sale of shares of Preferred Stock and any future issuances of shares of Common Stock from time to time upon conversion of Preferred Stock to certain of the Company's directors and officers who participated in the Transaction, in accordance with Nasdaq listing rules. The Company will also promptly file with the Securities and Exchange Commission and mail an information statement in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended, relating to such stockholder approvals. Any conversion of Series A Preferred Stock described above is subject to the lapse of a 20-day period following the mailing of the information statement.

The holders of Series A Preferred Stock will not be entitled to vote on any matter presented to the stockholders of the Company prior to conversion of such shares into Common Stock. However, certain matters require the approval of a majority of the then-outstanding shares of Series A Preferred Stock, voting as a separate class, including to (i) amend the Company’s organizational documents in a matter that materially and adversely affects the powers, preferences or rights of the Series A Preferred Stock, (ii) create, issue, or authorize the creation or issuance of, increase the authorized amount of, or obligate itself to issue shares of, any class or series of capital stock of the Company, or any obligation or security convertible into or evidencing a right to purchase, any class or series of capital stock, unless such class or series of capital stock ranks junior to the Series A Preferred Stock; (iii) increase the authorized number of shares of Series A Preferred Stock; (iv) reclassify, alter or amend any class of capital stock that ranks junior or pari passu to the Series A Preferred Stock if such action would render such class to be senior to the Series A Preferred Stock or, with respect to junior capital stock, pari passu with the Series A Preferred Stock; (v) purchase or redeem for cash any shares of capital stock of the Company, subject to certain exceptions; and (vi) incur any secured debt as a result of which the Company’s aggregate principal amount of secured debt outstanding would exceed the greater of $75,000,000 or 20% of the Company’s enterprise value.

The Series A Preferred Stock will have preference over the Common Stock and the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”), as well as any additional Junior Stock (as defined in the Certificate of Designations) designated and issued in the future, with respect to distribution of assets or available proceeds, as applicable, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a merger or consolidation that results in a change in control of the Company or the sale or transfer of all or substantially all assets of the Company (each a “Liquidation Event”). However, the Series A Preferred Stock will rank junior to indebtedness of the Company. Upon a Liquidation Event, the holders of shares of Series A Preferred Stock will be entitled to receive, before any payment is made to holders of any Junior Stock and after payments to satisfy and discharge indebtedness, an amount per share equal to the greater of (i) 2.5 times the Liquidation Preference accumulated at such time (less any prior conversions) or (ii) such amount per share as would have been payable had all shares then-outstanding of Series A Preferred Stock been converted into Common Stock immediately prior to such Liquidation Event.

The foregoing description of the terms pertaining to the Series A Preferred Stock and the Certificate of Designations is not complete and is qualified in its entirety by reference to the full text of the Certificate of Designations, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

The description of the Certificate of Designations and the rights, preferences and privileges of the newly designated Series A Preferred Stock in Item 3.03 above is incorporated by reference into this Item 5.03.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
3.1	SoundHound AI, Inc. Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock.
10.1	Form of Preferred Stock Purchase Agreement.
99.1	Press Release, dated January 24, 2023.
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 24, 2023	SoundHound AI, Inc.

	By:	/s/ Keyvan Mohajer
		Name:	Keyvan Mohajer
		Title:	Chief Executive Officer
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